               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


  This Amendment, dated as of May 4, 1995 (the "Amendment"), to the Agreement and Plan of Reorganization, dated December 5, 1995 (the "Reorganization Agreement"), by and among OHM Corporation, an Ohio corporation ("OHM"), Rust Remedial Services Inc., a Delaware corporation ("Remedial"), Enclean Environmental Services Group, Inc., a Delaware corporation ("Enclean"), Rust Environmental, Inc., a Delaware corporation ("Environmental"), and Rust International Inc., a Delaware corporation ("Rust").

  For good and valuable consideration, the parties hereby agree that the Reorganization Agreement shall be amended as follows:

  1. Schedule 1.2 of the Reorganization Agreement is hereby amended in its entirety as set forth on Schedule 1.2 attached hereto.

  2. Section 1.5 of the Reorganization Agreement is hereby amended in its entirety to read as follows:

   "1.5 ADJUSTMENTS. The Transferred Assets transferred or to be transferred to Environmental pursuant to this Agreement shall be adjusted immediately prior to Closing as follows:

     (a) Rust shall contribute to Environmental immediately prior to Closing by wire transfer in immediately available funds an amount equal to (i) $10,000,000, plus, in the event the average closing price for the OHM Common Stock for the 20 trading days prior to the second day before the Closing Date (the "Closing Price"), exceeds $10.61 (ii) an amount equal to the product of (A) the amount by which the Closing Price is more than $10.61, times (B) 10,368,000, but not more than $10,000,000, which amount shall be deemed a Transferred Asset.

     (b) Prior to the Closing, OHM may conduct an environmental inspection of the real property described on Schedule 1.5(c) hereof and, if such inspection is not satisfactory to OHM, OHM may require that such property not be included in the Transferred Assets."

  3. Section 2.6 of the Reorganization Agreement is hereby amended in its entirety as follows:

   "2.6 CONVERSION OF ENVIRONMENTAL COMMON STOCK. At the Time of Merger, the shares of Environmental Common Stock issued and outstanding immediately prior to the Time of Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 9,668,000 shares of OHM Common Stock (the "Shares") as allocated by Rust among the Contributing Subsidiaries."

  4. Section 3.1(a) of the Reorganization Agreement is hereby amended by deleting from the third and fourth lines thereof the phrase "as of the end of the month preceding the Closing Date (the "Closing Statement")" and substituting therefor the phrase "as of the last day of the month either preceding or following the Closing Date which is closest to the Closing Date (the "Closing Statement")."

  5. Section 3.1(c) of the Reorganization Agreement is hereby amended by deleting from the fifth and sixth lines thereof the phrase "not including the shortfall resulting from any adjustment pursuant to Section 1.5(a) hereof" and changing the reference in the last line of Section 3.1(c) from Section 1.5(b) to Section 1.5(a).

  6. Section 6.12 of the Reorganization Agreement is hereby amended by deleting paragraph (h) thereof in its entirety.

  7. Schedule 6.12 of the Reorganization Agreement is hereby amended by deleting item (h) thereof in its entirety.

  8. Section 9.6 of the Reorganization Agreement is hereby amended in its entirety as follows:

   "9.6 GUARANTEE AGREEMENT. WMX shall have executed and delivered a Guarantee Agreement in the form of Schedule 9.6."

  9. The Reorganization Agreement is hereby amended by adding a new Schedule
9.6 in the form attached hereto as Schedule 9.6.

  10. Schedule 9.9 to the Reorganization Agreement is hereby amended in its entirety by Schedule 9.9 attached hereto.

  11. Section 10.8 of the Reorganization Agreement is hereby amended in its entirety as follows:

   "10.8 WARRANT AGREEMENT. OHM shall have executed and delivered to WMX a Warrant Agreement in the form of Exhibit A to Schedule 9.6."

  12. Section 13.2 of the Reorganization Agreement is hereby amended by deleting the phrase "Sections 6.12(h) and 6.14 hereof" appearing in (i) thereof and substituting therefor the phrase "Section 6.14 hereof."

  13. Except as amended herein, the Reorganization Agreement and the Schedules thereto shall remain in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.



                                OHM CORPORATION


                                By /s/ Randall M. Walters
                                   -------------------------------------------
                                Title: Vice President, General Counsel and
                                       Secretary


                                RUST REMEDIAL SERVICES INC.


                                By /s/ Stephen P. Stanczak
                                   -------------------------------------------
                                Title: Vice President


                                ENCLEAN ENVIRONMENTAL SERVICES GROUP, INC.


                                By /s/ Stephen P. Stanczak
                                   -------------------------------------------
                                Title: Vice President


                                RUST ENVIRONMENTAL INC.


                                By /s/ Stephen P. Stanczak
                                   -------------------------------------------
                                Title: Vice President


                                RUST INTERNATIONAL INC.


                                By /s/ Stephen P. Stanczak
                                   -------------------------------------------
                                Title: Vice President

                                                                    SCHEDULE 9.6

                              GUARANTEE AGREEMENT


   This GUARANTEE AGREEMENT ("Agreement") is made and entered into this ____ day of _________, 1995 by and among OHM Corporation, an Ohio corporation ("OHM"), and WMX Technologies, Inc., a Delaware corporation ("WMX").

   WHEREAS, OHM, Rust International Inc. and WMX have entered into a Standstill and Non-Competition Agreement, dated the date hereof (the "Standstill Agreement"), providing for certain agreements with respect to the ownership and voting by WMX and its affiliates of OHM Common Stock and other matters after the date hereof; and

   WHEREAS, WMX is willing to guarantee certain indebtedness of OHM in exchange for a warrant to purchase 700,000 shares of OHM Common Stock (the "Warrant");

   NOW, THEREFORE, in consideration of the agreements, rights, obligations, and covenants contained herein, OHM and WMX hereby agree as follows:

  1. GUARANTEE. (a) WMX hereby agree to issue from time to time, for a period of five years following the Closing, at the direction of and for the benefit of OHM as determined by a majority of the Other Directors (as defined in the Standstill Agreement), a guaranty or guarantees, as the case may be, of the indebtedness of OHM and/or its subsidiaries outstanding from time to time in an aggregate amount not to exceed the Guaranteed Amount (as defined in Section 1(b) hereof), upon the satisfaction of the following conditions in each instance a guaranty is issued:

    (i) the form of each such guarantee shall be reasonably satisfactory to WMX and the Independent Directors (as defined in the Standstill Agreement;

   (ii) OHM shall execute and deliver to WMX a reimbursement agreement, in form and substance satisfactory to WMX, obligating OHM to reimburse WMX for any and all payments made or obligations incurred by WMX under any such guarantees (the "Reimbursement Obligations");

  (iii) if required by WMX in its sole discretion and subject to clause (v) below, OHM shall grant WMX a perfected first priority mortgage, lien or security interest in such collateral owned by OHM (the "Collateral") as WMX shall request to secure OHM's Reimbursement Obligations;

   (iv) OHM shall execute and deliver such mortgages, security agreements and other documents, in form and substance reasonably satisfactory to WMX, and shall take such other action, as WMX shall reasonably request to perfect its mortgage, lien or security interest in the Collateral;

    (v) in the event any of the Collateral requested by WMX is subject to a prior mortgage, lien, security interest, negative pledge or other encumbrance (the "Prior Liens"), OHM shall cause the holders of the indebtedness secured by such Prior Liens to execute and deliver to WMX an intercreditor agreement, in form and substance reasonably satisfactory to WMX, the effect of which is to provide WMX with a security interest, lien, mortgage or negative pledge in or with respect to any such Collateral pari passu with such Prior Liens upon any payment made by WMX under any such guaranty; and

   (vi) OHM shall execute and deliver such other documents, certificates and opinions relating to such Guaranty as WMX may reasonably request.

  (b) As used herein, the term "Guaranteed Amount" shall mean $62,000,000 as of the Closing Date and thereafter shall be increased from time to time by an amount equal to the product of (i) $13,000,000, times (ii) a fraction, (A) the numerator of which shall be the number of shares of OHM Common Stock purchased by WMX or its affiliates upon exercise of all or any portion of the Warrant (as hereinafter defined) or, if WMX shall sell, assign or transfer all or any part of the Warrant to any person other than an affiliate, the number of shares of OHM Common Stock underlying the Warrant (or portion thereof) which are sold, assigned or transferred, but not more in the aggregate (taking into account all prior adjustments) than 700,000 and (B) the denominator of which shall be 700,000.

  2. WARRANT. Simultaneously herewith, OHM shall issue to WMX a warrant, exercisable for a period of five years from the date hereof, to purchase 700,000 shares of OHM Common Stock at an exercise price of $15.00 in the form attached hereto as Exhibit A.

  3. MODIFICATION; WAIVER. This Agreement may be modified in any manner and at any time by written instrument executed by the parties hereto. Any of the terms, covenants, and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant, or condition.

  4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement.

  5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

  6. HEADINGS. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

  7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio applicable to contracts made and to be performed therein.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                OHM CORPORATION


                                By  ___________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________


                                WMX TECHNOLOGIES, INC.


                                By  ___________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________

                                                                       EXHIBIT A



================================================================================
- --------------------------------------------------------------------------------



                               WARRANT AGREEMENT


                                 by and between



                             WMX TECHNOLOGIES, INC.



                                      and



                                OHM CORPORATION





                          Dated as of May _____, 1995





- --------------------------------------------------------------------------------
================================================================================

                                                         TABLE OF CONTENTS

                                                                                                            PAGE
1.       GRANT OF WARRANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1     Grant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2     Shares To Be Issued; Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . .    2

2.       ADJUSTMENTS TO WARRANT RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1     Stock Combinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2     Reorganizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.3     Adjustment Upon Changes in Capitalization  . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.4     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.5     Fractional Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.6     Effect of Alternate Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.7     Successive Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

3.       EXERCISE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.1     Exercise of Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.2     Issuance of Warrant Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.       RIGHTS OF HOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

5.       TRANSFERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

6.       LEGEND ON WARRANT SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

7.       REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         7.1     Transfer of Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.2     Piggyback Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.3     Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.4     Further Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

8.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.1     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.3     Waiver By Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         8.4     No Implied Waiver; Rights Are Cumulative . . . . . . . . . . . . . . . . . . . . . . . . .   10
         8.5     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         8.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         8.7     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         8.8     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

         THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR SUCH STATE SECURITIES LAWS. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT, DATED _____________, 1995, AMONG OHM CORPORATION, RUST INTERNATIONAL INC. AND WMX TECHNOLOGIES, INC., A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF OHM CORPORATION.


                               WARRANT AGREEMENT


                 This WARRANT AGREEMENT (the "Warrant") is being entered into this _____day of May, 1995, by and between OHM Corporation, an Ohio corporation (together with its successors and permitted assigns, the "Company") and WMX Technologies, Inc., a Delaware corporation (together with his successors and permitted assigns, the "Buyer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Standstill Agreement (as defined below).

                                    RECITALS

                 WHEREAS, the Company and Buyer have entered into a Guarantee Agreement of even date herewith pursuant to which Buyer has agreed to guarantee certain indebtedness of the Company and the Company has agreed to grant to Buyer the right to purchase Seven Hundred Thousand (700,000) additional shares of the Company's common stock, par value $.10 per share (the "Common Stock"), at an exercise price of fifteen dollars ($15.00) per share pursuant to the terms and conditions of this Warrant; and

                 WHEREAS, the Company, Rust International Inc. ("Rust") and Buyer have entered into a Standstill and Non-Competition Agreement dated as of the date hereof (the "Standstill Agreement") pursuant to which Rust and Buyer have agreed to certain limitations on their aggregate ownership of the Company, which limitations shall also apply to any shares of Common Stock issued pursuant to this Warrant;

                 NOW, THEREFORE, for the consideration set forth in the Guarantee Agreement and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company agrees with Buyer as follows:

                 1.       GRANT OF WARRANT.

                 1.1 GRANT. The Company hereby grants to Buyer this Warrant, which, subject to the terms and conditions of the Standstill Agreement, is exercisable as provided herein, in whole or in part, at any time and from time to time during the period commencing on the date hereof (the "Closing Date") and ending on the fifth anniversary of the Closing Date at 6:00 p.m., local time in New York, New York, (the "Exercise Period") to purchase an aggregate of up to Seven Hundred Thousand (700,000) shares of Common Stock (the "Warrant Shares"), at an exercise price of fifteen dollars ($15.00) per share (as it may be hereinafter adjusted, the "Exercise Price"). Buyer and its permitted successors and assigns are hereinafter referred to as "Holder."

                 1.2 SHARES TO BE ISSUED; RESERVATION OF SHARES. The Company covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof, except as otherwise provided in the Reorganization Agreement. The Company further covenants and agrees that it will from time to time take all actions required to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Exercise Price. The Company further covenants and agrees that, during the Exercise Period, the Company will at all times have authorized and reserved sufficient shares of Common Stock to provide for the exercise of this Warrant in full.

                 2.       ADJUSTMENTS TO WARRANT RIGHTS.

                 2.1 STOCK COMBINATIONS. In case the Company shall combine all of the outstanding Common Stock proportionately into a smaller number of shares, the Exercise Price per Warrant Share hereunder in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable to the Holder upon exercise of this Warrant shall be proportionately decreased, as of the effective date of such combination, as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the effective date of such combination, shall be adjusted so that the holder of the Warrant exercised after that date shall be entitled to receive the number and kind of Warrant Shares which the holder of the Warrant would have owned and been entitled to receive as a result of the combination had the Warrants been exercised immediately prior to that date, and (b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately thereafter.

                 2.2 REORGANIZATIONS. If any of the following transactions (each, a "Special Transaction") shall become effective after the Closing Date: (i) a capital reorganization or reclassification of the capital stock of the Company, (ii) a consolidation or merger of the Company with and into another entity, or (iii) a sale or conveyance of all or substantially all of the Company's assets, then, as a condition of any such Special Transaction, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, at any time after the consummation of such Special Transaction until the expiration of the Exercise Period, upon the basis and upon the terms and conditions specified herein, and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant for the aggregate Exercise Price in effect immediately prior to such consummation, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant had such Special Transaction not taken place (pro rated in the case of any partial exercises). In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions of this Warrant (including without limitation provisions for adjustment of the Exercise Price and the number of Warrant Shares issuable upon the exercise of the Warrant), shall thereafter be applicable, as nearly as may be, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any Special Transaction unless prior to or simultaneously with the closing the successor entity (if other than the Company), if any, resulting from such consolidation or merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to such Holder such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, such Holder has rights to purchase.

                 2.3 ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, stock splits, recapitalizations or reclassifications, the type and number of Warrant Shares issuable upon exercise of this Warrant, and the Exercise Price, as the case may be, shall be adjusted as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the record date for such dividend or distribution, or the effective date of such recapitalization or reclassification shall be adjusted so that the holder of the Warrant exercised after that date shall be entitled to receive the number and kind of Warrant Shares which the holder of the Warrant would have owned and been entitled to receive as a result of the dividend, distribution, recapitalization or reclassification had the Warrants been exercised immediately prior to that date, and (b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately thereafter. No such adjustment shall be made on account of any dividend payable other than in securities of the Company.

                 2.4 NOTICE. Whenever this Warrant or the number of Warrant Shares issuable hereunder is to be adjusted as provided herein or a dividend or distribution (in cash, stock or otherwise and including, without limitation, any liquidating distributions) is to be declared by the Company, or a definitive agreement with respect to a Special Transaction has been entered into, the Company shall forthwith cause to be sent to the Holder at the last address of the Holder shown on the books of the Company, by first-class mail, postage prepaid, at least ten (10) days prior to the record date specified in (A) below or at least twenty (20) days before the date specified in (B) below, a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof, if applicable, and stating (if applicable):

                          (A)  the date to be used to determine (i) which
holders of Common Stock will be entitled to receive notice of such dividend, distribution, subdivision or combination (the "Record Date"), and (ii) the date as of which such dividend distribution, subdivision or combination shall be made; or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined (provided, that in the event the Company institutes a policy of declaring cash dividends on a periodic basis, the Company need only provide the relevant information called for in this clause (A) with respect to the first cash dividend payment to be made pursuant to such policy and thereafter provide only notice of any changes in the amount or the frequency of any subsequent dividend payments), or

                          (B)  the date on which a Special Transaction is
expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon consummation of the Special Transaction (the "Exchange Date").

                 2.5 FRACTIONAL INTERESTS. The Company shall not be required to issue fractions of shares of Common Stock on the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this Section 2.5, be issuable upon the exercise of this Warrant, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported close price of the Common Stock on the New York Stock Exchange ("NYSE") on the last business day prior to the date of exercise upon which such a sale shall have been effected, or, if the Common Stock is not so listed on the NYSE, as the Board of Directors of the Issuer may in good faith determine.

                 2.6 EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Section 2, the holder of the Warrants shall thereafter become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon exercise of an Warrant shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Section 2.

                 2.7      SUCCESSIVE APPLICATION.  The provisions of this
Section 2 shall similarly apply to successive events covered by this Section.

                 3.       EXERCISE.

                 3.1 EXERCISE OF WARRANT. (a) The Holder may exercise this Warrant by (i) surrendering this Warrant, with the form of exercise notice attached hereto as EXHIBIT "A" duly executed by Holder, and (ii) making payment to the Company of the aggregate Exercise Price for the applicable Warrant Shares in cash, by certified check or bank check or by wire transfer to an account designated by the Company. Upon any partial exercise of this Warrant, the Company, at its expense, shall forthwith issue to the Holder for its surrendered warrant a replacement Warrant identical in all respects to this Warrant, except that the number of Warrant Shares shall be reduced accordingly.

                 (b) RECORD DATE FOR OWNERSHIP OF WARRANT SHARES. Each person in whose name any Warrant Share certificate is issued upon exercise of the Warrants shall for all purposes been deemed to have become the holder of record of the Warrant Shares for which such Warrants were exercised on, and such Warrant Share certificate shall be dated the date upon which the Warrant exercise notice was duly surrendered and payment of the Exercise Price was tendered to the Company.

                 3.2 ISSUANCE OF WARRANT SHARES. The Warrant Shares purchased shall be issued to the Holder exercising this Warrant as of the close of business on the date on which all actions and payments required to be taken or made by Holder, pursuant to Section 3.1, shall have been so taken or made. Certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) days after this Warrant is surrendered.

                 4. RIGHTS OF HOLDER. Holder shall not, solely by virtue of this Warrant and prior to the issuance of the Warrant Shares upon due exercise thereof, be entitled to any rights of a shareholder in the Company.

                 5. TRANSFERABILITY. Holder hereby represents and warrants that it is acquiring this Warrant and, upon the exercise thereof, the Warrant Shares, for investment and not with a view to resale or distribution thereof. Holder may not sell, assign, transfer or otherwise dispose of this Warrant or any Warrant Shares, except in accordance with federal and state securities laws. Subject to compliance with federal and state securities laws and with the Reorganization Agreement, if applicable, the Holder may sell, assign, transfer or otherwise dispose of any Warrant Shares acquired upon any exercise hereof at any time and from time to time.

                 6. LEGEND ON WARRANT SHARES. Certificates evidencing the Warrant Shares shall bear the legend set forth on the first page of this Warrant.

                 7. REGISTRATION RIGHTS. The Warrant Shares will be subject to the following registration rights to successors and assigns of Buyer (other than any successor and assign which is a member of the WMX Group (as defined in the Standstill Agreement)) as hereinafter set forth. For purposes of this Article VII, the term "Registrable Securities" means any of the Warrant Shares and any other shares of Common Stock or other securities issued in respect of the Warrant Shares by way of stock dividend or stock split or in connection with any recapitalization, merger, consolidation or reorganization; PROVIDED that, as to any particular securities, such securities will cease to be Registrable Securities when they have been sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission or any similar rule then in force ("Rule 144").

                 7.1 TRANSFER OF REGISTRATION RIGHTS. Buyer may assign the registration rights with respect to the Warrant Shares to any party or parties to which it may from time to time transfer the Warrants or Warrant Shares, other than any member of the WMX Group. Upon assignment of any registration rights pursuant to this Section 7.1, Buyer shall deliver to Company a notice of such assignment which includes the identity and address of any assignee (each such subsequent holder is referred to as a "Holder").

                 7.2      PIGGYBACK REGISTRATION.

                 (a) If at any time, and from time to time, the Company proposes to effect a registration for its account or for the account of a security holder or holders (other than a registration on Form S-8, or any similar or successor form thereto, relating to an employee or director stock option, stock purchase or other benefit plan, or a registration relating to shares issuable in a merger, consolidation, exchange offer, purchase of assets or any similar transaction) ("Piggyback Registration"), the Company shall:

                          (i) promptly give to each Holder of Registrable Securities written notice thereof (which written notice shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under or otherwise comply with the applicable blue sky or other state securities laws); and

                          (ii) include in such registration (and any related qualification under or other compliance with blue sky or other state securities laws), and in any underwriting involved therein on the same terms and conditions as the securities being issued thereunder, all the Registrable Securities specified in a written request, made within 15 days after receipt of such written notice from the Company, by any holder of Registrable Securities; PROVIDED that if such registration is a registration in which the managing underwriter advises the Company that marketing factors require a limitation of the number of shares of Common Stock to be underwritten in such registration (a "Cutback Registration"), then (i) if such registration is a primary registration, whether or not it includes a secondary registration, on behalf of the Company, the Company shall register in such registration (A) first, the shares of Common Stock the Company proposes to sell in such registration, and (B) second, shares of Common Stock held by each holder of Registrable Securities and any holder of Common Stock, other than the holders of Registrable Securities (in their respective capacities as such) who has the right to request inclusion of Common Stock held by such holder in such registration (the "Electing Holders") on a pro rata basis, based upon the number of shares of Common

                 Stock the holders of Registrable Securities and any Electing Holders originally sought to include in such registration; and
                 (ii) if such registration is a Piggyback Registration which is solely a secondary registration on behalf of holders of Common Stock, the Company shall register in such registration shares of Common Stock held by each holder of Registrable Securities and the Electing Holders on a PRO RATA basis, based upon the number of shares of Common Stock the holders of Registrable Securities and any Electing Holders originally sought to include in such registration and PROVIDED, further, that if such registration is a Cutback Registration, the Company shall use its best efforts to include all shares of Registrable Securities specified in the Holder's written request, but such best efforts shall not include an obligation on the part of the Company to reduce the number of shares of the Company or the other Electing Holders included in such Cutback Registration beyond that expressly provided for in this Section.

                 (b) If the registration of which the Company gives notice is pursuant to an effective registration statement under the Securities Act involving an underwriting, the Company shall so advise each Holder as part of the written notice given pursuant to subclause (i) above. In such event, the right of each such Holder to registration pursuant to this Section shall be conditioned upon such Holder's participation in such underwriting, the inclusion of the Registrable Securities in the underwriting and such Holder entering into an underwriting agreement, containing customary terms and conditions in a form reasonably acceptable to the Holder and the Company, with the underwriter or underwriters selected for such underwriting by the Company; PROVIDED that if such underwriting agreement shall not be acceptable to Holder and after reasonable efforts by Company cannot be made acceptable to Holder, the Company may proceed with such registration without registering the stock of Holder in such registration.

                 7.3 REGISTRATION PROCEDURES. (a) In case of each registration, qualification or compliance effected by the Company subject to this Article VII, the Company shall keep Holder advised in writing as to the initiation of each such registration, qualification and compliance and as to the completion thereof. In addition, at its expense, the Company shall:

                               (i)         before filing a registration
                 statement or prospectus or any amendment or supplements thereto subject to this Article VII, the Company shall furnish to counsel selected by Holder copies of all such documents proposed to be filed and the portions of such documents provided in writing by Holder for use therein and for which Holder shall indemnify the Company shall be subject to such Holders approval;

                              (ii)         update, correct, amend and
                 supplement such registration, qualification or compliance as necessary;

                             (iii) furnish such number of prospectuses, including preliminary prospectuses, and other documents incident thereto as Holder may reasonably request from time to time, which shall be a Selling Expense;

                              (iv) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions of the United States (up to five of which shall be at the expense of the Company, and any additional of which shall be at the expense of Holder) as Holder may deem reasonable to enable it to consummate the disposition in such jurisdiction of the Registrable Securities (provided that Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this section, or (ii) consent to general service of process in any such jurisdiction);

                               (v)         notify Holder at any time when a
                 prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statement therein not misleading, and at the request of Holder, Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain any untrue statements of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                              (vi)         cause all such Registrable
                 Securities to be listed on each securities exchange on which similar securities issued by Company are then listed;

                             (vii)         provide a transfer agent and
                 registrar for all such Registrable Securities not later than the effective date of such registration statement;

                            (viii) upon the sale of any Registrable Securities pursuant to such registration statement, remove all restrictive legends from all certificates or other instruments evidencing the Registrable Securities;

                              (ix) furnish, at the request of Holder, on the date that such Registrable Securities are delivered to the underwriter for sale in connection with a registration pursuant to this section, if such Registrable Securities are being sold through an underwriter, or if such Registrable Securities are not being sold through an underwriter, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion dated such date of the counsel representing Company for purpose of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to such underwriter, if any, and to

                 Holder; and (ii) a letter dated as of such date from the independent certified public accountant of Company, in form and substance as is customarily given by independent certified public accountants to underwriters in connection with a public offering, addressed to the underwriter, if any, and to Holder; and

                               (x)         make available for inspection by
                 Holder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or any other agent retained by Holder or such underwriter, all financial and other records, pertinent corporate documents and properties of Company, and cause Company's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

                 (b) Except as required by law, all expenses incurred by the Company in complying with this Section 7, including but not limited to, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses in accordance with Section 7.3(a)(iv) hereof, including fees and disbursements of counsel related to all blue sky matters, but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company ("REGISTRATION EXPENSES") incurred in connection with any registration, qualification or compliance pursuant to such Sections shall be borne by the Company. All underwriting discounts and selling commissions applicable to a sale ("SELLING EXPENSES") incurred in connection with any registration of Registrable Securities and the legal fees of Holder shall be born by Holder.

                 7.4 FURTHER INFORMATION. If Registrable Securities owned by a Holder are included in any registration, such Holder shall furnish the Company such information regarding itself and the distribution proposed by such Holder as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

                 8.       MISCELLANEOUS.

                 8.1 AMENDMENTS. The parties may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Warrant or changing in any manner the rights of either of the parties hereunder. No amendment, supplement or modification shall be binding on either party unless made in writing and signed by a duly authorized representative of each party.

                 8.2 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission, which transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery:

                 (a)      if to the Company to:

                          OHM Corporation
                          16406 U.S. Route 224 East
                          Findlay, Ohio 45840
                          Attention: General Counsel

                          Telecopy: (419) 424-4985

                          with a copy to:

                          Jones, Day, Reavis & Pogue
                          41 South High Street
                          1900 Huntington Center
                          Columbus, OH  43215
                          Attention:  Robert J. Gilker, Esq.

                          Telecopy:  (614) 469-4198

                 (b)      if to Buyer to:

                          WMX Technologies, Inc.
                          3003 Butterfield Road
                          Oak Brook, Illinois  60521
                          Attention:  General Counsel

                          Telecopy: (708) 218-1553


                 (c) or, in each case, at such other address or to such other person as may be specified in writing to the other party.

                 8.3 WAIVER BY CONSENT. The Holder may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Holder may specify in such instrument, any of the requirements of this Warrant.

                 8.4 NO IMPLIED WAIVER; RIGHTS ARE CUMULATIVE. The failure to exercise or the delay in exercising by either party of any right, remedy, power or privilege under this Warrant, shall not operate as a waiver thereof. The single or partial exercise of any right, remedy, power or privilege under this Warrant shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 8.5 GOVERNING LAW. This Warrant and rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with the laws of the State of Ohio applicable to agreements executed by residents of that state, and fully to be performed, in that state.

                 8.6 SEVERABILITY. If any provision of this Warrant is found to be unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such unenforceability but shall be deemed separable from and shall not invalidate any other provision of this Warrant.

                 8.7 CAPTIONS. Captions to the various paragraphs of this Agreement are provided for convenience only and shall not be used to construe the provisions of this Warrant.

                 8.8 ENTIRE AGREEMENT. This Warrant, the Guarantee Agreement and the Standstill Agreement constitute the entire understanding of the parties with respect to the subject matter of the Warrant and supersedes all prior discussions, agreements and representations, whether oral or written, concerning the subject matter hereof and whether or not executed by Buyer and the Company.

                 IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered by the proper and duly authorized officers as of the day and year first above written.


                                        OHM CORPORATION


                                        By:_____________________________________
                                        Name:
                                        Title:


                                        WMX TECHNOLOGIES, INC.


                                        By:_____________________________________
                                        Name:
                                        Title:

                                  EXHIBIT "A"
                                  -----------

                 [To be signed only upon exercise of Warrant]

To OHM Corporation:

                 The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________ shares of the common stock, par value $.10 per share, of OHM Corporation and herewith makes payment of $___________ thereof or, and requests that the certificates for such shares be issued in the name of, and be delivered to, ______________ whose address is
___________________________.


Dated:

_________________________

                                        ___________________________________
                                        (Signature must conform in all respects
                                        to name of Holder as specified on the
                                        face of the Warrant)



                                        ___________________________________
                                        Address

                                                                    SCHEDULE 9.9

                    STANDSTILL AND NON-COMPETITION AGREEMENT


   This STANDSTILL AND NON-COMPETITION AGREEMENT ("Agreement") is made and entered into this ____ day of _________, 1995 by and among OHM Corporation, an Ohio corporation ("OHM"), WMX Technologies, Inc., a Delaware corporation ("WMX"), and Rust International Inc., a Delaware corporation ("Rust").

   WHEREAS, Rust, Rust Remedial Services Inc. ("Remedial"), Enclean Environmental Services Group, Inc. ("Enclean"), Rust Environmental Inc. and OHM have entered into that certain Agreement and Plan of Reorganization dated as of December 5, 1994, as amended (the "Reorganization Agreement") whereby Rust Environmental shall merge with and into a wholly-owned subsidiary of OHM ("Acquisition") with Acquisition being the surviving entity and OHM shall issue to Rust or certain of its subsidiaries shares of its common stock (the "OHM Common Stock");

   WHEREAS, OHM and WMX propose to enter into that certain Guarantee Agreement, dated the date hereof, whereby WMX will agree to guarantee certain indebtedness of OHM and OHM shall issue to WMX, a warrant to purchase 700,000 shares of OHM Common Stock (the "Warrant");

   WHEREAS, the parties desire to provide for certain agreements with respect to the ownership and voting by WMX and its affiliates of OHM Common Stock and other matters after such Merger; and

   WHEREAS, in order to induce OHM to enter into the Reorganization Agreement, WMX and certain of its affiliates are willing to enter into certain agreements which define the rights of WMX and certain of its affiliates to engage in the environmental remediation business after such Merger;

   WHEREAS, the execution and delivery of this Agreement is a condition of, and in consideration for, the consummation of the transactions contemplated by the Reorganization Agreement.

   NOW, THEREFORE, in consideration of the agreements, rights, obligations, and covenants contained herein, OHM, Rust and WMX hereby agree as follows:


1.0  AGREEMENTS REGARDING VOTING AND SHARES

  The parties agree that during the Term of this Agreement:

  1.1 ACQUISITION OF VOTING SECURITIES. No member of the WMX Group will, directly or indirectly, acquire Voting Securities or securities convertible into or exercisable or exchangeable for Voting Securities, including the Warrant ("Convertible Securities") (all such Voting Securities and Convertible Securities owned by members of the WMX Group being referred to herein as "Restricted Securities"), other than (i) the acquisition by Rust and/or its subsidiaries of Restricted Securities pursuant to the Reorganization Agreement, (ii) the acquisition by WMX of the Warrant (but not including shares of OHM Common Stock upon exercise thereof) pursuant to the Guarantee Agreement, and (iii) acquisitions of securities (including by conversion, exercise or exchange of Convertible Securities, including the Warrant) which do not result in the WMX Group being the Beneficial Owner of Restricted Securities constituting more than 40% of the Voting Securities then outstanding (the "Ownership Limit"); provided, however, that if the transaction resulting in the WMX Group's being the Beneficial Owner of less than the Ownership Limit was a sale or transfer by the WMX Group of Restricted Securities (the "Voluntary Transaction"), the percentage ownership of Voting Securities then outstanding resulting from the consummation of such Voluntary Transaction shall thereafter be deemed to be the Ownership Limit. In the event that the WMX Group's ownership of Restricted Securities exceeds the Ownership Limit, the WMX Group will be obligated to dispose of Restricted Securities as promptly as practicable in accordance with law in such amount so that the ownership by the WMX Group of Restricted Securities following such disposition is equal to or less than the Ownership Limit; provided, however, that the WMX Group shall not be obligated to dispose of any Restricted Securities if the aggregate percentage ownership of the WMX Group is increased as a result of (a) any action taken by any person other than a member of the WMX Group, including without limitation any recapitalization of OHM, repurchase of Voting Securities by OHM or any similar transaction; or (b) stock dividends or other distributions or offerings made available to holders of Voting Securities generally.

  1.2 VOTING. The WMX Group shall take such action as may be required so that all Restricted Securities at any time entitled to vote are voted:

   (a) for the election of the slate of nominees for election to the Board of Directors of OHM selected by a majority of the directors of OHM other than the designees of Rust pursuant to Section 2.5 hereof serving as directors of OHM (such directors so designated by Rust being referred to herein as the "Rust Directors" and the remaining directors being referred to herein as the "Other Directors"), provided that such slate includes the nominees designated by Rust pursuant to Section 2.5 hereof; and

   (b) on all other matters to be voted on by the holders of Voting Securities, (i) in accordance with the recommendation of a majority of the Other Directors of OHM if any recommendation is made or, (ii) in the absence of a recommendation, in the same proportion as other stockholders of OHM shall vote on such matter.

  1.3 QUORUM. A representative or representatives of the members of the WMX Group, as holders of Restricted Securities, shall be present, in person or by proxy, at any meeting of shareholders of OHM so that all Restricted Securities may be counted for the purpose of determining the existence of a quorum at such meeting.

  1.4 VOTING TRUST OR ARRANGEMENT. No member of the WMX Group shall deposit any Restricted Securities in a voting trust or subject any Restricted Securities to any arrangement or agreement with respect to the voting of such Restricted Securities.

  1.5 PROXY SOLICITATIONS. No member of the WMX Group shall solicit proxies or initiate, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, or any similar successor statute (the "Exchange Act")), in opposition to any matter which has been recommended by a majority of the Other Directors or in favor of any matter which has not been approved by a majority of the Other Directors or seek to advise, encourage or influence any Person with respect to the voting of Voting Securities in such manner, or induce or attempt to induce any Person to initiate any stockholder proposal.

  1.6 GROUP PARTICIPATION. No member of the WMX Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Voting Securities (other than solely with members of the WMX Group in a manner consistent with the purposes hereof).

  1.7 SOLICITATIONS OF OFFERS. No director or executive officer of any member of the WMX Group shall, and no member of the WMX Group shall permit any of its other officers, employees or agents (including investment bankers) to, induce or attempt to induce or give encouragement to any third person, or enter into any serious substantive discussions or negotiations with any third person, in furtherance of any tender offer or business combination transaction in which shares of Voting Securities would be acquired; provided, however, that nothing in this Section 1.7 shall, or shall be construed, directly or indirectly, to limit any rights of the WMX Group to offer, sell or otherwise dispose of shares of Restricted Securities pursuant to any transaction effected in accordance with Section 1.8 hereof.

  1.8  DISPOSITIONS:

       (a) WMX hereby agrees that, except as otherwise permitted by this Agreement, no member of the WMX Group shall, directly or indirectly, offer, sell, transfer or hypothecate shares of Restricted Securities other than as follows:

        (i)  to other members of the WMX Group;

       (ii) in a distribution registered under the Securities Act in which such Restricted Securities are offered and sold to the general public;

      (iii) in compliance with Rule 144 of the General Rules and Regulations under the Securities Act (or any similar successor rule); provided, however, that WMX shall notify OHM at least three business days prior to the date of entering any sale or transfer order in respect of Restricted Securities pursuant to Rule 144 (or such successor rule), and provided further that, if OHM shall thereupon notify the WMX Group of the pendency of a sale or any public offering by OHM of Voting Securities, no member of the WMX Group shall effect any sales of Restricted Securities under such rule within 10 calendar days prior to the commencement of or during such offering;

       (iv) a merger or consolidation, approved by a majority of the Other Directors, in which OHM is acquired;

        (v) in a sale or sales to any person approved by a majority of the Other Directors; or

       (vi) in privately negotiated transactions in which Restricted Securities are not sold or transferred to any other person or group who or which would immediately thereafter, to the knowledge of the WMX Group after reasonable inquiry, beneficially own or have the right to acquire more than 5% of the Voting Securities then outstanding, unless such other person agrees to execute and deliver to OHM an agreement containing obligations similar to the obligations of the WMX Group contained in this Article 1, which agreement shall be approved by a majority of the Other Directors;

provided, however, that in any transaction or transactions described in clauses
(ii) or (iii), the WMX Group will use its reasonable efforts to effect the transfer thereof in a manner which will effect the broadest possible distribution with no sales or transfers of Restricted Securities to any person or group of persons (within the meaning of Section 13(d) of the Exchange Act) in excess of 5% of the then outstanding Voting Securities.

  1.9  LEGENDS, STOP TRANSFER ORDERS AND NOTICE.  The WMX Group agrees:

   (a) to the placement on the certificate or other instrument representing Restricted Securities of the following legend:

   "The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold or transferred except in compliance with such Act. The securities represented by this certificate are subject to the provisions of an Agreement, dated ____________, 1995 among OHM Corporation, Rust International Inc. and WMX Technologies, Inc., a copy of which is on file at the office of the Secretary of OHM Corporation.

   (b) to the entry of stop transfer orders with the transfer agent (or agents) and the registrar (or registrars) of OHM against the transfer other than in compliance with the requirements of this Agreement of legended securities of which the WMX Group from time to time is the Beneficial Owner.

   (c) OHM agrees to the removal of the legend required by Section 1.9(a) and the stop transfer orders in Section 1.9(b) hereof following the later of three years from the date of Closing or the expiration of the Term of the Agreement.

2.0  OTHER AGREEMENTS REGARDING VOTING STOCK

  2.1  ANTI-DILUTION OPTIONS.

   (a) In the event the WMX Group is the Beneficial Owner of Restricted Securities constituting less than 20% of all Voting Securities then outstanding, OHM hereby grants to Rust a cumulative, continuing option (the "Anti-Dilution Option") to purchase (or to have its affiliate or nominee purchase) that number of shares as may be necessary, when added to all other shares of which the WMX Group shall on the relevant date be the Beneficial Owner (not including the Warrant or shares underlying the unexercised Warrant), to enable the WMX Group to be the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting not less than 20% and not more than 21% of all Voting Securities outstanding after the exercise of the Anti-Dilution Option. OHM agrees to notify Rust, as provided in Section 6.3 hereof, promptly upon becoming aware that the WMX Group is the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting less than 20% of the then outstanding Voting Securities (the "OHM Notice"). The Anti-Dilution Option may be exercised by Rust by written notice to OHM and shall be exercisable for a period commencing on the date that the WMX





- -5-

  Group is the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting less than 20% of the then outstanding Voting Securities and continuing for a period of ten business days following the date that Rust has received the OHM Notice (the "Option Period") ; provided, however, that in the event that, during the Option Period, OHM has not released to the public material information which, in the reasonable judgment of OHM is reasonably likely to have a material and adverse effect upon the price of the Voting Securities, OHM will extend the Option Period until the date which is two business days following the release of such material information to the public. The Anti-Dilution Option shall be terminated if the transaction resulting in the WMX Group being the Beneficial Owner of less than 20% of all Voting Securities (not including the Warrant or shares underlying the unexercised Warrant) was a sale or transfer of Voting Securities by the WMX Group or if the WMX Group sells or transfers, and thereby reduces, any or all of its beneficial ownership of Restricted Securities at a time when the WMX Group was the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting less than 20% of all Voting Securities or any Option Period shall have expired without Rust exercising such Anti-Dilution Option. It is the intention of the parties hereto that the existence and exercise, from time to time, of an Anti-Dilution Option, in combination with the WMX Group's right herein to designate persons to OHM's Board of Directors shall assist the WMX Group in accounting for its ownership in OHM on the equity method.

   (b) The price per share payable upon each exercise of an Anti-Dilution Option shall be an amount equal to the average closing price per share of the Voting Securities for the five trading days prior to the date that Rust notifies OHM that it is exercising the Anti-Dilution Option on the New York Stock Exchange or other nationally recognized exchange or over-the-counter market on which the Voting Securities primarily trade and shall be payable by wire transfer in immediately available funds to an account designated by OHM.

   (c) The Voting Securities issued pursuant to an exercise of an Anti-Dilution Option shall be duly authorized, validly issued and fully paid and non-assessable.

   (d) OHM shall reserve for issuance at all times during the period any Anti-Dilution Option is exercisable that number of Voting Securities equal to the number of Restricted Securities issuable upon exercise of each Anti-Dilution Option.

  2.2 INDEPENDENT DIRECTORS. For so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX shall take such action as may be reasonably within its control so that OHM's Board of Directors at all times includes at least three directors not affiliated with the WMX Group or employed by OHM or its subsidiaries (the "Independent Directors").

  2.3 TRANSACTIONS WITH OHM. For so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities, no member of the WMX Group shall attempt to enter, or enter into any material transaction or agreement, out of the ordinary course of business, other than transactions contemplated by Section 2.4 hereof, with OHM or its subsidiaries unless such transaction or agreement is approved by a majority of the Independent Directors or a committee including only Independent Directors.

  2.4 WMX GROUP ACQUISITION OF ADDITIONAL VOTING SECURITIES. For so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities and whether or not the Term of the Agreement for purposes of Article 1 hereof has expired, no member of the WMX Group shall, directly or indirectly, propose to purchase, attempt to purchase or purchase or otherwise acquire any Voting Securities (including by conversion of securities convertible into Voting Securities, by merger or by other business combination), or make any public announcement with respect thereto, except acquisitions to the Ownership Limit pursuant to Section 1.1 hereof, unless (i) such purchase or other acquisition is pursuant to an offer for all of the outstanding Voting Securities at the same price per share and (ii) such purchase or other acquisition is either (x) approved by the Independent Directors or a committee including only Independent Directors or (y) if not so approved, approved by a majority of the outstanding Voting Securities (other than the Restricted Securities beneficially owned by the WMX Group) at a meeting of shareholders called for that purpose pursuant to the provisions of Article X of OHM's Amended and Restated Articles of Incorporation in effect on the date hereof.

  2.5 BOARD REPRESENTATION. Immediately following the Closing Date, OHM will elect to its Board of Directors three qualified designees of the WMX Group mutually acceptable to the WMX Group and OHM. Thereafter, for so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities or the Anti-Dilution Option has not expired, OHM will include among its Board of Directors' nominees for election a number of qualified designees acceptable to the WMX Group and OHM such that the percentage of the Board of Directors proposed to be composed of such designees is proportionately equal (to the lowest corresponding whole directorship) to the percentage of outstanding Voting Securities which the WMX Group then has Beneficial Ownership.

  2.6 LISTING ON SECURITIES EXCHANGES. For so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities, OHM will list the Restricted Securities, and will maintain the listing thereof, on each national securities exchange on which any Common Stock may be listed, subject to official notice of issuance, the Restricted Securities.

  2.7 FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. For as long as the WMX Group shall continue to hold any Voting Securities, OHM shall use reasonable efforts to file on a timely basis all annual, quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act, and the Rules and Regulations of the Commission thereunder, as amended from time to time. In the event of any proposed sale of Voting Securities by any member of the WMX Group pursuant to Section 1.8(a)(iii) above, OHM shall cooperate with the WMX Group so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of OHM's transfer agent and the reasonable requirements of the broker through which the sales are proposed to be executed, and shall, upon request, furnish unlegended certificates representing Voting Securities in such numbers and denominations as the transferor shall reasonably require for delivery pursuant to such sales.

  2.8 DEFINITIONS. For purposes of Article 1 and Article 2 of this Agreement, the following terms shall have the following meanings.

   (a) AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

   (b) BENEFICIAL OWNER. A person shall be deemed a "Beneficial Owner" of or to have "Beneficially Owned" any Voting Securities (i) in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof, and (ii) shall also include Voting Securities which such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

   (c) PERSON. A "person" shall mean any individual, firm, corporation, partnership or other entity.

   (d)   TERM OF THIS AGREEMENT.  "Term of this Agreement" for purposes of
  Article 1 hereof, but not for Article 2 hereof, shall mean a period commencing with the date of this Agreement and ending on the first to occur of (i) the failure of OHM to pay, on written demand, a copy of which shall be sent to the Independent Directors, any of OHM's Reimbursement Obligations as such term is defined in Section 9.6 of the Reorganization Agreement following the payment by WMX of any amounts under the guarantee or guarantees provided for in Section 9.6 of the Reorganization Agreement, or
  (ii) the date that the WMX Group is the Beneficial Owner of Restricted Securities constituting less than 20% of the then outstanding Voting Securities and the Option Period has expired without exercise of the Anti-Dilution Option.

   (e) VOTING SECURITIES. "Voting Securities" includes Common Stock and any other securities of OHM entitled to vote generally for the election of directors, in each case now or hereafter outstanding.

   (f) WMX GROUP. "WMX Group" shall mean WMX, Rust and their respective Affiliates (regardless of whether such person is an Affiliate on the date hereof), both in their individual capacities and collectively. An individual shall not be deemed to be an Affiliate for purposes of this definition if such individual is the Beneficial Owner of less than 50,000 shares of Voting Securities solely for investment purposes and is not a member of a "group" which includes the WMX Group as defined by Section 13(d) of the Exchange Act.

3.0  CERTAIN BUSINESS AGREEMENTS

  3.1  WMX AND AFFILIATES RESTRICTIVE COVENANTS.

   (a) Neither WMX nor Rust, or their respective wholly-owned (directly or indirectly) subsidiaries, which do not include Wheelabrator Technologies Inc. and Waste Management International plc and their respective subsidiaries (collectively, the "WMX Affiliates") shall, for a period of seven years from the Closing Date, engage in North America in the business of providing field services for the on-site remediation of hazardous waste, radioactive materials, mixed waste, waste contaminated with petroleum, hydrocarbons, crude oil, PCBs, or any "Hazardous Substances" as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA") (individually and collectively, "Contaminants"), which services involve the on-site treatment (in-situ, ex-situ, chemical, physical, thermal, biological or otherwise), neutralization, destruction, recharacterization, detoxifying, dewatering, excavation or staging (for removal, storage, treatment, disposal or otherwise) of Contaminants, whether or not such services (i) are provided on an emergency response, planned, on-going, periodic, or other basis, or (ii) are provided for private sector or governmental clients, including without limitation, state and local governments and federal government agencies such as the Department of Defense, the Department of Energy, Department of the Interior, and the Environmental Protection Agency (the "Business"); provided, however, that the Business shall not include (A) services for loading, removal and transportation to an off-site treatment, storage or disposal facility of Contaminants which have already been staged or prepared (in drum, bulk or otherwise) for such removal and transportation, (B) services typically performed in the industrial cleaning and maintenance services businesses or nuclear service business at operating chemical, industrial, manufacturing, refining, utility or other operating facilities in connection with the servicing for, or support of such facilities (e.g.: routine maintenance; industrial cleaning; special services such as filter pressing, centrifuging and drying of various wastes; cleaning of lagoons and tanks for re-use; packaging of wastes related to these services for storage on-site or shipment off-site); (C) services performed in the decontamination or decommissioning of nuclear power plants in the electric utilities industry;
  (D) services provided in-plant for the analysis, management and staging for transportation or disposal at an off-site treatment, or disposal facility of Contaminants which are generated in the ordinary course of an on-going manufacturing or industrial process; (E) services provided by a WMX Affiliate incidental to the on-going operations of a treatment, storage or disposal facility owned or operated by such WMX Affiliate in the ordinary course of the business of such facility, (F) engineering, design, program management, or construction management services typically performed in connection with an environmental restoration program; (G) on-site environmental remediation services which are provided by a contractor or other person not directly or indirectly affiliated with a WMX Affiliate under a subcontract or teaming arrangement with a WMX Affiliate, provided that Rust has complied with its obligations under Section 3.3 hereof with respect to such services; or (H) on site environmental remediation services in connection with and incidental to services of the type described in (A) and (B) above; provided that the price for such remediation services (excluding the price of waste loading, removal, transportation and disposal) does not exceed $100,000 per project.

   (b) Notwithstanding anything in this Agreement to the contrary, neither WMX nor any WMX Affiliate shall be prohibited from acquiring the capital stock or assets of any other entity unless such entity's predominate business is the Business and PROVIDED, FURTHER, that if WMX or the WMX Affiliate shall acquire the capital stock or assets of any other entity engaged in the Business, WMX or the WMX Affiliate shall promptly offer to sell such Business to OHM at a price equal to the fair market value thereof. WMX or the WMX Affiliate shall make such offer by giving OHM prompt written notice of such offer, disclosing all material information pertaining to such Business, the fair market value thereof, and such other terms and conditions to such offer as may be reasonable. OHM shall have a period of 60 days after receipt of such notice to elect to purchase such Business at such price and on such terms and conditions, which election shall be in writing and shall be signed by a duly authorized officer of OHM.
  Should OHM fail to purchase such Business, WMX or the WMX Affiliate shall nevertheless be required to dispose of such Business.

   (c) Notwithstanding the failure by OHM to purchase any Business pursuant to the preceding paragraph, prior to selling any Business to any third party, WMX or the WMX Affiliate shall give OHM prompt written notice of any such proposed sale or other disposition of a Business, disclosing all material information pertaining to such third party sale, including, without limitation, the price and other terms and conditions of such sale, and offering to sell such Business to OHM for such price and on such terms and conditions. OHM may elect within 15 days following receipt of such notice (the "Option Period") to purchase such Business at such price and on such terms and conditions as were contemplated in the third party sale, which election shall be in writing and shall be signed by a duly authorized officer of OHM. If OHM shall not have exercised its right to purchase in accordance with the preceding sentence, WMX or the WMX Affiliate may, within 90 days of the expiration of the Option Period, enter into a binding agreement to sell or otherwise dispose of such Business to (but only to) the person who was the subject of the third party sale upon (but only upon) the material terms and conditions offered to OHM pursuant to the preceding sentence. If for any reason such a binding agreement shall not have been entered into within such 90-day period or the transaction contemplated thereby shall not be consummated, WMX or the WMX Affiliate shall be obligated to offer OHM the opportunity to purchase such Business in accordance with the terms of this paragraph before making any sale or disposition of such Business, whether to the same third party or to a different third party and whether on the same material terms and conditions or on different terms and conditions.

   (d) Neither WMX nor the WMX Affiliates shall, for a period commencing from the date of this Agreement and ending two years following the Closing Date, solicit, employ or offer employment to or agree to employ any employee of the Division other than an employee of the Division who is not offered employment by OHM or its subsidiaries immediately following the Closing.

  3.2 BLUE PENCIL PROVISIONS. If any provision of Section 3.1, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of the said Section 3.1 or any other part of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provision of Section 3.1, the other party hereto will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, such other party will be entitled to such damages as it can show it has sustained by reason of such breach.

  3.3 PREFERRED PROVIDER STATUS. For so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX, on behalf of itself and the WMX Affiliates, agrees and agrees to cause the WMX Affiliates to agree that OHM will be a Preferred Provider with respect to any and all services coming within the scope of the Business, as defined in Section 3.1 (whether as prime contractor, subcontractor or otherwise) that WMX or the WMX Affiliates contract for, control, direct, influence or subcontract, provided it is not violative of law, rule, regulation or other contractual obligations. Rust shall provide OHM and its subsidiaries access to and the services of its engineering, consulting, design and project management services personnel on the same basis and at the same cost as Rust provides them to the WMX Affiliates. For so long as the WMX Group owns at least 20% of the outstanding Voting Securities, OHM, on behalf of itself and its subsidiaries (the "OHM Affiliates"), agrees and agrees to cause the OHM Affiliates to agree, that WMX Affiliates will be a Preferred Provider with respect to all engineering, consulting and design, environmental and waste management services commonly provided by the WMX Affiliates (whether as prime contractor, subcontractor or otherwise) that OHM or the OHM Affiliates contract for, control, direct, influence or subcontract, provided it is not violative of law, rule, regulation or other contractual obligations. As used herein, the term "Preferred Provider" means that the person purchasing or contracting for such services (the "Purchaser") shall not purchase such services from any third party unless the Purchaser has reasonably determined in good faith that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services from parties other than the Preferred Provider significantly exceeds the value of such services available from the Preferred Provider, provided that the Purchaser shall be excused from the foregoing obligation with respect to any specific provision of services if
(i) the Preferred Provider has failed to respond within a reasonable period of time to a request by the Purchaser for a price quotation or other terms or information with respect to the services or has failed to commit to provide such services within the time period in which the Purchaser shall have required such services to be provided, which time period, in either case, shall not be substantially shorter than the time period that the Purchaser would have required from or allowed to a third party or, if the Preferred Provider shall have made no such commitment, within a reasonable period of time after the Purchaser has requested them, or
(ii) in the Purchaser's reasonable, good faith judgment, the particular project or product is not appropriate for the Preferred Provider in light of the nature of the Preferred Provider's expertise and experience with similar projects.

  3.4 GUARANTEED REMEDIATION PROJECTS. During the period commencing on the Closing Date and ending on December 31, 1996, WMX shall, or shall cause its affiliates to, contract with OHM to provide environmental remediation services to WMX or its affiliates involving revenues to OHM prior to December 31, 1996 of at least $20,000,000 with respect to services typically performed by OHM (the "Revenue Amount"). Such services shall be performed at mutually agreed upon rates, which may include as appropriate and as mutually agreed to rates established from time to time by OHM's government cost accounting system ("OHM's Government Rates"). In the event WMX shall have contracted, or caused its affiliates to contract with OHM for environmental remediation services which involve an amount of revenues to OHM prior to December 31, 1996, which are in an amount less than the Revenue Amount (the "Revenue Shortfall"), WMX shall pay to OHM an amount equal to 10% of the difference between the Revenue Amount and the Revenue Shortfall.

4.0  REPRESENTATIONS AND WARRANTIES OF OHM.

  OHM represents and warrants to Rust and WMX as follows:

  4.1 CORPORATE EXISTENCE, DUE AUTHORIZATION, AND EXECUTION OF OHM. OHM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to execute and deliver this Agreement and all other agreements to be delivered by OHM, to perform OHM's obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of OHM. This Agreement has been duly executed and delivered by OHM and will, after approval by its shareholders, constitute a legal, valid, and binding obligation of OHM, enforceable against OHM in accordance with its terms.

  4.2 NO CONFLICTS. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under, any provision of the Restated Articles of

Incorporation or Regulations of OHM, or of any agreement or instrument binding upon OHM.

5.0  REPRESENTATIONS AND WARRANTIES OF WMX AND RUST.

  5.1 CORPORATE EXISTENCE, DUE AUTHORIZATION, AND EXECUTION OF RUST. Rust and WMX are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and all other agreements to be delivered by them, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will, at the Closing, have been duly authorized by all necessary corporate action of Rust and WMX, respectively. This Agreement has been duly executed and delivered by Rust and WMX, respectively, and constitutes a legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms.

  5.2 NO CONFLICTS. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation or By-Laws of Rust or WMX, or of any agreement or instrument binding upon Rust, WMX or their affiliates.

6.0  MISCELLANEOUS.

  6.1 SPECIFIC ENFORCEMENT. The parties acknowledge and agree that OHM would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that OHM shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which OHM may be entitled, at law or in equity.

  6.2 MODIFICATION; WAIVER. This Agreement may be modified in any manner and at any time by written instrument executed by the parties hereto. Any of the terms, covenants, and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant, or condition.

  6.3 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission:

   (a)   if to OHM to:
         16406 U.S. Route 224 East
         Findlay, Ohio 45840
         Attention: General Counsel

         Telecopy: (419) 424-4985

   (b)   if to Rust to:

         100 Corporate Parkway
         Birmingham, Alabama  35242
         Attention: General Counsel

         Telecopy: (205) 995-7914

   (c)   if to WMX to:

         3003 Butterfield Road
         Oak Brook, Illinois  60521
         Attention: General Counsel

         Telecopy: (708) 218-1553

   (d) or, in each case, at such other address or to such other person as may be specified in writing to the other party.

  6.4 PARTIES IN INTEREST; ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement.

  6.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

  6.6 HEADINGS. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

  6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio applicable to contracts made and to be performed therein.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                OHM CORPORATION



                                By: __________________________________________
                                    Title:



                                RUST INTERNATIONAL INC.



                                By: __________________________________________
                                    Title:



                                WMX TECHNOLOGIES, INC.



                                By: __________________________________________
                                    Title:

                                 SCHEDULE 9.10
                                MERGER AGREEMENT


         THIS MERGER AGREEMENT ("Merger Agreement") dated as of ___________________, 1995 by and between Rust Environmental Inc., a Delaware corporation ("Environmental") and ________________, a wholly-owned subsidiary ("Acquisition") of OHM Corporation, an Ohio corporation ("OHM") (Environmental and Acquisition are hereinafter sometimes collectively referred to as the "Constituent Corporations").

         WHEREAS, Environmental is a newly formed corporation owned by Rust Remedial Services Inc. a Delaware corporation ("Remedial"), Enclean Environmental Services Group, Inc., a Delaware corporation ("Enclean"), and Rust Federal Services Inc., a Delaware corporation ("RFS"). Acquisition is a newly formed Ohio corporation and wholly-owned subsidiary of OHM.

         WHEREAS, the authorized capital stock of Acquisition consists of 100 shares of common stock, par value $1.00 per share, and all shares issued and outstanding are owned by OHM. The authorized capital stock of Environmental consists of 1,000 shares of common stock, par value $1.00.

         WHEREAS, In connection with the Agreement and Plan of Reorganization dated as of December 5, 1994 among OHM, Remedial, Enclean, Environmental and Rust International Inc., a Delaware corporation ("Rust") (the "Agreement"), Remedial, Enclean, RFS and OHM desire to effect a merger of Environmental with and into Acquisition pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of Ohio (the "OGCL").

         WHEREAS, the respective Boards of Directors of Environmental and Acquisition have determined that it is advisable and in the best interests of each corporation that Environmental merge with and into Acquisition upon the terms and subject to the conditions provided herein.

         WHEREAS, the Board of Directors of Acquisition has, by resolution duly adopted, approved this Merger Agreement and directed that it be executed by the undersigned officers.

         WHEREAS, the Board of Directors of Environmental has, by resolution duly adopted, approved this Merger Agreement and directed that it be executed by the undersigned officers and that it be submitted to a vote of Environmental's stockholders.

         WHEREAS, In consideration of the mutual agreements contained herein, the parties agree that Environmental shall be merged with and into Acquisition and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of the Constituent Corporations and certain other provisions relating thereto shall be as hereinafter set forth.


                                   ARTICLE I

                                   THE MERGER

         1.01 SURVIVING CORPORATION. Subject to the terms and provisions of this Merger Agreement, and in accordance with the DGCL and the OGCL, at the Time of Merger (as defined in Section 1.07 hereof) Environmental shall be merged with and into Acquisition (the "Merger"). Acquisition shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger and shall continue its corporate existence under the laws of the State of Ohio. The name, identity, existence, rights, privileges, powers, franchises, properties and assets of Acquisition shall continue unaffected and unimpaired by the Merger. At the Effective Time, the identity and separate existence of Environmental shall cease, and all of the rights, privileges, powers, franchises, properties and assets of Environmental shall be vested in Acquisition.

         1.02 EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effects provided for herein and in Section 1701.82 of the OGCL and
Section  259 of the DGCL.

         1.03 ARTICLES OF INCORPORATION. As of the Time of Merger, the Articles of Incorporation of Acquisition, as in effect immediately prior to the Time of Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

         1.04 REGULATIONS. As of the Time of Merger the Regulations of Acquisition, as in effect immediately prior to the Time of Merger, shall be the Regulations of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

         1.05 DIRECTORS OF THE SURVIVING CORPORATION. At the Time of Merger, each person who is a director of Acquisition immediately prior to the Time of Merger shall become a director of the Surviving Corporation and each such person shall serve as a director of the Surviving Corporation for the balance of the term for which such person was elected a director of Acquisition and until his successor is duly elected and qualified or until his earlier death, resignation or removal in the manner provided in the Regulations or Articles of Incorporation of Surviving Corporation and the laws of the State of Ohio.





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
         1.06 OFFICERS OF THE SURVIVING CORPORATION. At the Time of Merger, each person who is an officer of Acquisition immediately prior to the Time of Merger shall become an officer of the Surviving Corporation with each such person to hold the same office in the Surviving Corporation as he held in Acquisition immediately prior to the Time of Merger.

         1.07 TIME OF MERGER. The Merger shall become effective in accordance with the provisions of Section 1701.81 of the OGCL and Section 253 of the DGCL, upon the later to occur of (a) completion of the filing of a certificate of merger with the Secretary of State of the State of Ohio, and (b) the filing of a certificate of ownership and merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is herein referred to as the "Time of Merger."

         1.08 ADDITIONAL ACTIONS. If, at any time after the Time of Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Environmental acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purpose of this Merger Agreement, Environmental and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Acquisition or otherwise to take any and all such action.


                                   ARTICLE II

                 MANNER, BASIS AND EFFECT OF CONVERTING SHARES

         2.01    CONVERSION OF SHARES.  At the Time of Merger:

                 (a) each share of Acquisition common stock ("Acquisition Common Stock") issued and outstanding immediately prior to the Time of Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, continue as shares of Common Stock of the Surviving Corporation;

                 (b) each share of Environmental common stock ("Environmental Common Stock") issued and outstanding immediately prior to the Time of Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive 106,380 shares of OHM Common Stock (the "Merger Consideration");

         2.02 EFFECT OF CONVERSION. At and after the Time of Merger, until so surrendered, each share certificate that immediately prior to the Time of Merger represented an outstanding share of Environmental Common Stock shall be deemed for all corporate purposes to evidence the right to receive the Merger Consideration into which such shares are converted pursuant to section 2.01(b) of this Merger Agreement.


                                  ARTICLE III

                APPROVAL; AMENDMENT; TERMINATION; MISCELLANEOUS

         3.01 APPROVAL. This Merger Agreement shall be submitted for approval by the stockholders of Environmental.

         3.02 AMENDMENT. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the Constituent Corporations at any time prior to the Time of Merger, except that after the approval contemplated by Section 3.01 hereof, there shall be no amendments that would (a) alter or change the amount or kind of shares to be received by stockholders in the Merger, (b) alter or change any term of the Articles of Incorporation or Regulations of Acquisition pursuant to Section
1.03 hereof, or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class of stock of either of the Constituent Corporations.

         3.03 ABANDONMENT. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Acquisition or Environmental, or both, notwithstanding approval of this Merger Agreement by the sole shareholder of Acquisition or the stockholders of Environmental, or both.

         3.04 COUNTERPARTS. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and the same agreement.

         3.05 STATUTORY AGENT IN OHIO. The name and address of the statutory agent in Ohio upon whom any process, notice or demand against Environmental or the Surviving Corporation may be served is:

                 Randall M. Walters
                 OHM CORPORATION
                 16406 U.S. Route 224 East
                 Findlay, Ohio  45840

         3.06 DESIGNATED AGENT IN DELAWARE. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Environmental, as well as for enforcement of any obligation of the

Surviving Corporation arising from the Merger, and the Surviving Corporation irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any such suit or other proceedings; a copy of such process shall be mailed by the Delaware Secretary of State to:

                 Randall M. Walters
                 OHM CORPORATION
                 16406 U.S. Route 224 East
                 Findlay, Ohio  45840

         IN WITNESS WHEREOF, Acquisition and Environmental have caused this Merger Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                               [ACQUISITION]
ATTEST:                                        (an Ohio corporation)


By:                                            By:
   --------------------                            --------------------


                                               RUST ENVIRONMENTAL INC.
ATTEST:                                        (a Delaware corporation)


By:                                            By:
   --------------------                            --------------------





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